Exhibit 14.1
CODE OF ETHICS FOR
SENIOR FINANCIAL AND EXECUTIVE OFFICERS
GameStop Corp. (the “Company”) is committed to full and accurate financial disclosure in compliance with applicable laws, rules and regulations and to maintaining its books and records in accordance with applicable accounting policies, laws, rules and regulations. This Code of Ethics for Senior Financial and Executive Officers, applicable to the Company’s Executive Chairman of the Board, Chairman International, Chief Executive Officer, President, Chief Financial Officer, Chief Accounting Officer and any Executive Vice President of the Company or Vice President within the U.S. Finance Department of the Company (together, “Senior Financial and Executive Officers”), sets forth specific policies to guide the Senior Financial and Executive Officers in the performance of their duties. As Senior Financial and Executive Officers, you perform a task that is critical to the Company. This Code of Ethics is designed to assist you in that task.
The Company’s Code of Standards, Ethics and Conduct, which this Code of Ethics for Senior Financial and Executive Officers is intended to supplement, sets forth the fundamental principles and key policies and procedures that govern the conduct of all of us in our business. You are bound by the requirements and standards set forth in the Code of Standards, Ethics and Conduct, as well as those set forth in this Code of Ethics for Senior Financial and Executive Officers as well as other applicable policies and procedures.
Compliance with Rules and Regulations
The Company is committed to conducting our business in accordance with all applicable laws, rules and regulations and in accordance with the highest standards of business ethics. As a Senior Financial and/or Executive Officer, you must comply with applicable laws. You also have leadership responsibilities that include creating a culture of high ethical standards and commitment to compliance; maintaining a work environment that encourages employees to raise concerns; and promptly addressing compliance concerns raised by employees.
Disclosures in Periodic Reports
As a public company, the Company is required to file various periodic reports with the Securities and Exchange Commission. It is Company policy to make full, fair, accurate, timely and understandable disclosure in compliance with all applicable laws and regulations in all required periodic reports. As a Senior Financial and/or Executive Officer, you are required to know what various periodic reports the company is required to file and you must provide all information pertinent for this reporting in a timely manner.

Conflicts of Interest
In order to maintain the highest degree of integrity in the conduct of the Company’s business and your independent judgment, you must avoid any activity or personal interest that creates or appears to create a conflict between your interests and the interests of the Company. A conflict of interest occurs when your private interests interfere in any way, or even appear to interfere, with the interests of the Company as a whole. You should conduct the Company’s business in an honest and ethical manner, and never act in a manner that could cause you to lose your independence and objectivity.
Although we cannot list every conceivable conflict, the following are some common examples that illustrate actual or apparent conflicts of interest that should be avoided:
•	Improper Personal Benefits from the Company
Conflicts of interest arise when an officer or a member of his or her family or household member receives improper personal benefits as a result of his or her position in the Company. You may not accept any benefits from the Company that have not been duly authorized and approved pursuant to Company policy and procedure, including any Company loans or guarantees of your personal obligations.
•	Financial Interests in Other Businesses
Neither you nor your immediate family or household members may have an ownership interest in any other enterprise if that interest compromises or appears to compromise your loyalty to the Company. For example, you may not own an interest in a company that competes with the Company. You may not own an interest in a company that does business with the Company (such as a Company customer/client or supplier) unless you obtain the written approval of the Audit Committee of the Board of Directors before making any such investment. However, it is not typically considered a conflict of interest to make investments with a total value of no more than ten percent (10%) of your annual compensation in customers/clients or suppliers that are listed on a recognized securities exchange.
•	Business Arrangements with the Company and Corporate Opportunities
Without the prior written approval of the Audit Committee of the Board of Directors, you may not participate in a joint venture, partnership or other business arrangement with the Company. If you learn of a business or investment opportunity through the use of corporate property or information or through your position at the Company — such as from a competitor, actual or potential client, supplier or business associate of the Company (including a principal, officer, director or employee of any of the above), you may not participate in the business or make the investment. You must, instead, inform the Chief Executive Officer (or, with respect to the Chief Executive Officer, inform the Audit Committee of the Board of Directors). Such an opportunity is an investment opportunity for the Company, not for you individually.

•	Outside Employment or Activities with a Competitor
Simultaneous employment with, or serving as a director of a competitor of the Company is strictly prohibited, as is any activity that is intended to, or that you should reasonably expect to advance a competitor’s interests. You may not market products or services in competition with the Company’s current or potential business activities. It is your responsibility to consult with the Chief Executive Officer (or, with respect to the Chief Executive Officer, consult with the Audit Committee of the Board of Directors) to determine whether a planned activity will compete with any of the Company’s business activities before you pursue the activity in question.
•	Outside Employment or Activities with a Customer/Client or Supplier
Without the prior written approval of the Audit Committee of the Board of Directors, you may not be a customer/client or be employed by, serve as a director of, or represent a customer/client of the Company. Similarly, without the prior written approval of the Audit Committee, you may not be a supplier or be employed by, serve as a director of, or represent a supplier to the Company. Nor may you accept money or benefits of any kind from a third party as compensation or payment for any advice or services that you may provide to a client, supplier or anyone else in connection with its business with the Company.
•	Charitable, Government and Other Outside Activities
The Company encourages all employees to participate in projects and causes that further the welfare of our local communities. However, you must obtain the prior written approval of the Audit Committee of the Board of Directors before serving as a director or trustee of any charitable, not-for-profit, for-profit, or other entity. Notwithstanding the foregoing, you will not need to obtain Audit Committee approval for your service as a director on up to three boards on which you serve as of the effective date of this Code of Ethics, provided that you notify the Board of Directors of such directorships. Similarly, you must obtain the prior written approval of the Audit Committee of the Board of Directors before running for election or seeking appointment to any government-related position.
•	Family or Household Members Working in the Industry
If your spouse or significant other, your children, parents, or in-laws, or someone else with whom you have a familial or household relationship is, or is to be, a competitor, supplier or customer/client of the Company or is, or is to be, employed by one, you must disclose the situation to the Audit Committee of the Board of Directors so that the Company may assess the nature and extent of any concern and how it can be resolved. You must carefully guard against inadvertently disclosing Company confidential information and being involved in decisions on behalf of the Company that involve such other company.

•	Use of the Company’s Time, Resources and Assets
Except as specifically authorized by the Company, Company assets — including Company time, equipment, materials, human and other resources and proprietary information — must only be used for legitimate business purposes on behalf of the Company. Incidental and occasional personal use of the Company’s computers, electronic mail, and telephone services is permitted. However, you should be aware that even personal messages on the Company’s computer and telephone systems are Company property and you should therefore have no expectation of personal privacy in connection with your use of these resources.
Compliance with the Code of Ethics
Senior Financial and Executive Officers are expected to have full compliance with this Code of Ethics. If you have questions about this Code of Ethics, you should seek guidance from the Chief Financial Officer. If you know of or suspect a violation of applicable laws or regulations or the Code of Ethics, you must immediately report that information to the Chief Executive Officer (or, with respect to the Chief Executive Officer, the Audit Committee of the Board of Directors). No one will be subject to retaliation because of a good faith report of suspected misconduct.
Waivers of the Code
The Company will waive application of the policies set forth in this Code of Ethics only when circumstances warrant granting a written waiver, and then only in conjunction with any appropriate monitoring of the particular situation. Changes in, and waivers of this Code of Ethics may be made only by the Board of Directors or the Audit Committee of the Board of Directors and will be disclosed as required under applicable law and regulations.
No Rights Created
This Code of Ethics is a statement of the fundamental principles and key policies and procedures that govern the Senior Financial and Executive Officers in the conduct of the Company’s business. It is not intended to and does not constitute an employment contract or assurance of continued employment, and does not create any rights in any employee, client, supplier, competitor, shareholder or any other person or entity.

SENIOR FINANCIAL AND EXECUTIVE OFFICERS
ACKNOWLEDGMENT FORM
I have received and read the Code of Ethics for Senior Financial and Executive Officers, and I understand its contents. I agree to comply fully with the standards, policies and procedures contained in the Code of Ethics and the Company’s related policies and procedures. I understand that I have an obligation to report to the Chief Executive Officer (or, with respect to the Chief Executive Officer, the Audit Committee of the Board of Directors) any suspected violations of the Code of Ethics that I am aware of. I certify that, except as fully disclosed in accordance with the terms of this Code of Ethics, I have not engaged in any transactions or activities that would constitute an actual or apparent conflict with the interests of the Company and that I will identify any future actual or apparent conflicts to the Chief Executive Officer. I further certify that I am in full compliance with the Code of Ethics and any related policies and procedures.

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